EXHIBIT 99.1

BeiGene Announces Updated Phase 1A/1B Data on Tislelizumab Presented at the European Society for Medical Oncology Immuno-Oncology Congress

CAMBRIDGE, Mass. and BEIJING, China, Dec. 15, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, announced that updated clinical data from an ongoing Phase 1A/1B trial of tislelizumab, an investigational anti-PD-1 antibody, were presented in an oral session and a poster at the European Society for Medical Oncology Immuno-Oncology (ESMO-IO) Congress, being held December 13-16 in Geneva, Switzerland.

“We continue to be pleased with the results of tislelizumab in solid tumors,” commented Amy Peterson, M.D., Chief Medical Officer, Immuno-Oncology, at BeiGene. “We believe that these updated results provide support for the continued development of tislelizumab in patients with bladder, esophageal, stomach, liver and non-small cell lung cancers, and we have registration-enabling studies ongoing or planned to start soon in each of these indications.”

Summary of ESMO-IO Presentations from the Ongoing Phase 1A/1B Trial
The multi-center, open-label Phase 1A/1B trial (NCT02407990) of tislelizumab as monotherapy in advanced solid tumors is being conducted in Australia, New Zealand, the United States, Taiwan and South Korea and consists of dose-escalation and dose-expansion phases in disease-specific cohorts.

Updated Results in Patients with Urothelial Carcinoma (UC)
Data presented at ESMO-IO included updated results from an analysis of tislelizumab in 17 patients with UC. At the time of the data cutoff on August 31, 2018, median treatment duration was 4.1 months (0.7-30.4 months), with two patients still on treatment.

Treatment-related adverse events (TRAEs) as assessed by the investigator occurred in 15 patients (88.2%). Of those, fatigue (n=5), infusion-related reactions (n=3), rash (n=3), nausea (n=2), pain in extremity (n=2), peripheral adema (n=2), and proteinuria (n=2) occurred in two or more patients. Three treatment-related Grade 3 or 4 AEs occurred in two patients, fatigue (n=1), and hyperglycemia and latent autoimmune diabetes (n=1). One patient discontinued treatment due to recurrent infusion-related reactions considered related to tislelizumab.

At the time of the data cutoff, all 17 patients were evaluable for response, defined as having a baseline tumor assessment with at least one post-baseline tumor response assessment, or progression or death. The confirmed response rate was 29.4 percent, with one complete response (CR) and four partial responses (PR). Three additional patients achieved stable disease (SD) as their best response. There was one CR, one PR and one SD among the eight patients with PD-L1 high tumors and two PRs and two SDs among the eight patients with PD-L1 low or negative tumors (one tumor was not-evaluable for PD-L1 expression). The median duration of response was 18.7 months (6.2-18.7 months).

Updated Results in Patients with Esophogeal, Gastric, Hepatocellular and Non-Small Cell Lung Cancers
In an oral presentation at ESMO-IO, data on patients with esophageal (EC, n=54), gastric (GC, n=54), hepatocellular (HC, n=50) and non-small cell lung cancers (NSCLC, n=49) were reported.

TRAEs occurring in at least five percent of patients across all cohorts included fatigue (8.7%), pruritis (7.7%), hypothyroidism (7.2%), decreased appetite (6.8%), rash (6.8%) and nausea (6.3%). Ten patients experienced one or more serious adverse events considered related to tislelizumab, including pneumonitis (n=3) and one case each of acute hepatitis, dermatitis, diarrhea, increased ALT, increased AST, infusion-related reaction, pyrexia and vomiting. Grade 3 or 4 TRAEs occurring in more than one patient included increased AST (n=4), increased ALT (n=3) and pneumonitis (n=2).  There were two fatal TRAEs reported, including acute hepatitis in a patient with HCC confounded by rapidly progressive disease, and pneumonitis in a patient with NSCLC with compromised pulmonary capacity at baseline.

Confirmed response rates and disease control rates in patients with EC were 11.1 percent and 37.0 percent, respectively; 13.0 percent and 29.6 percent in patients with GC, respectively; 12.2 percent and 51.0 percent in patients with HCC, respectively, and 13.0 percent and 63.0 percent in patients with NSCLC, respectively. For patients with EC and NSCLC, the median duration of response (mDOR) had not been reached. The mDOR in patients with GC was 8.5 months and for patients with HCC it was 15.7 months.

About Tislelizumab
Tislelizumab (BGB-A317) is an investigational humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.

Discovered by BeiGene scientists, tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. The new drug application (NDA) for tislelizumab in China for patients with relapsed/refractory (R/R) classical Hodgkin's lymphoma (cHL) has been accepted by the China National Medical Products Administration (NMPA, formerly known as CFDA) and granted priority review status. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumors in the United States, Europe, Japan and the rest of world outside Asia.

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,700 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.i

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data from clinical trials of tislelizumab and BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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